EXHIBIT 23.1


MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
                 PCAOB REGISTERED





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 3 of Caddystats Inc., of our report dated September 28, 2007 on our audit of the financial statements of Caddystats Inc. as of August 31, 2007 and August 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the years then ended and since inception on June 5, 2006 through August 31, 2007, and the reference to us under the caption "Experts."








/s/ MOORE & ASSOCIATES, CHARTERED
_________________________________
Moore & Associates Chartered
Las Vegas, Nevada
October 5, 2007



















               2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NV 89146
                        (702)253-7499 FAX (702)253-7501